Exhibit 5.1
April 4, 2007
Hartville Group, Inc.
3840 Greentree Avenue, SW
Canton, OH 44706
Ladies and Gentlemen:
     We have acted as counsel to Hartville Group, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, relating to the registration of 20,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”) for issuance under the Company’s 2006 Stock Option Plan (the “Plan”) and 3,000,000 shares of Common Stock issued under Restricted Stock Agreements.
     In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated By-Laws of the Company, (c) the 2006 Stock Option Plan, (d) the Restricted Stock Agreements, and (e) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.
     Based on such examinations, we are of the opinion that the Shares available for issuance under the Plan and the Restricted Stock Agreements have been duly authorized, and when issued in accordance with the Plan or the Restricted Stock Agreements will be legally issued, fully paid and nonassessable.
     We hereby consent to the use of this Opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.
Very truly yours,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP